Exhibit 99.1

CONTACTS:

Timothy K. Zimmerman	Andrew W. Hasley	Susan A. Parente
Chief Executive Officer	President	Executive Vice President & Chief
412.856.0363	412.781.0320	Financial Officer
		412.856.0363

RELEASE DATE: January 29, 2020

STANDARD AVB FINANCIAL CORP. ANNOUNCES A STOCK REPURCHASE PROGRAM

Monroeville, Pennsylvania – January 29, 2020 – Standard AVB Financial Corp. (the “Company”) - (NASDAQ: STND), the holding company for Standard Bank, PaSB, today announced that its Board of Directors approved a new stock repurchase program. The new stock repurchase program is to be implemented upon the completion of the Company’s current stock repurchase program. There are 101,211 shares that remained available for repurchased under the Company’s current stock repurchase program. Pursuant to the new stock repurchase program, the Company may repurchase up to an additional 230,000 shares of its common stock, or approximately 5% of its current outstanding shares.

Timothy K. Zimmerman, CEO, noted, “The continued repurchase of our common stock represents our long-term commitment to enhancing shareholder value. We intend to repurchase our common stock to the extent we believe that our stock price makes repurchases an attractive use of capital.”

Standard AVB Financial Corp., with total assets of $991.5 million at September 30, 2019, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank that operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.